Exhibit 99.1

Globus Medical Announces Its First PMA Approval for the SECURE®-C Cervical Artificial Disc

Audubon, PA, September 28, 2012: Globus Medical, Inc. (NYSE: GMED), today announced that the Food and Drug Administration (FDA) has granted Premarket Approval (PMA) for the SECURE®-C Cervical Artificial Disc. Clinical data from a 380 patient investigational device exemption (IDE) study demonstrate that SECURE®-C is statistically superior to anterior cervical discectomy and fusion (ACDF) in terms of overall success, subsequent surgery at the index level, device-related adverse events, and patient satisfaction at 24 months.

The design and development of SECURE®-C, as well as managing the IDE clinical study and the PMA submissions were accomplished entirely within the Globus organization. Kelly Baker, Ph.D., Vice President of Regulatory and Clinical Affairs, commented, “We are thrilled not only to receive our first PMA approval but to bring this excellent technology to the marketplace. The outstanding clinical performance of SECURE®-C has made this PMA well worth the effort and we hope it will be a great benefit to patients. I am proud of all the work accomplished with our outstanding clinical investigators and their staff, as well as our internal staff who facilitated the study.”

Michael Boyer, Vice President of Product Development, Emerging Technologies, remarked, “I am extremely proud of this accomplishment and believe that SECURE®-C exemplifies Globus' vision, commitment, and drive in developing innovative leading solutions for patients with spinal disorders. SECURE®-C's selectively constrained design allows a natural range of motion, including translation, while preventing dissociation. This approval further validates our core strengths and abilities in engineering, design and testing, which proved to be invaluable in developing this product and in its clinical success in the IDE study.”

SECURE®-C Device
SECURE®-C is a motion-preserving alternative treatment of neck and arm pain conditions involving disc abnormalities. The current traditional standard of care is anterior cervical discectomy and fusion which involves removing the damaged disc material and implanting an interbody fusion graft or spacer and a cervical plate to fuse the segment and restrict motion. SECURE®-C is designed to provide motion similar to that of the natural cervical spine. The newly approved implant is an articulating intervertebral disc replacement comprised of cobalt-chrome endplates and a central polyethylene core. Accompanying specialized instrumentation was specifically designed to simplify the surgical procedure.

Clinical Study
The prospective, randomized IDE study compared the safety and effectiveness of SECURE®-C to ACDF using a cervical plate and structural allograft for patients with intractable symptomatic cervical disc disease (SCDD) between cervical vertebra C3 and C7. Patients were evaluated pre- intra- and post-operatively, at distinct intervals up to 24 months and annually thereafter. Bayesian statistical methods were used to obtain the posterior probabilities of non-inferiority and superiority.

Clinical Study Results
Overall success results from the IDE study demonstrate statistical superiority of SECURE®-C compared to fusion at 24 months (Randomized patients: 90.1% SECURE®-C vs. 71.1% ACDF). Overall success criteria were at least 25% improvement in pain and disability using the Neck Disability Index (NDI), no subsequent surgery at the index level, no device-related complications, and fusion for ACDF control at 24 months. Additional overall success criteria, as defined by FDA, were a 15 point improvement in NDI, maintenance or improvement in neurologic status, no subsequent surgery at the index level, no device-related adverse events, and no change in treatment, at 24 months, and SECURE®-C demonstrated statistical superiority using this criteria (Randomized patients: 83.8% SECURE®-C vs. 73.2% ACDF). Subsequent surgery at the index level, device-related adverse event rates, and patient satisfaction for SECURE®-C were also shown to be statistically superior to the control group. In addition, the rate of adjacent level surgery was numerically lower for SECURE®-C than ACDF. Complete information will be available in the SECURE®-C PMA Summary of Safety and Effectiveness Data (P100003) at www.fda.gov.

Indications
The SECURE®-C Cervical Artificial Disc is indicated in skeletally mature patients for reconstruction of the disc at one level from C3-C7 following single-level discectomy for intractable radiculopathy (arm pain and/or a neurological deficit) with or without neck pain, or myelopathy due to a single-level abnormality localized to the disc space and at least one of the following conditions confirmed by radiographic imaging (CT, MRI, X-rays): herniated nucleus pulposus, spondylosis (defined by the presence of osteophytes), and/or visible loss of disc height as compared to adjacent levels. The SECURE®-C Cervical Artificial Disc is implanted using an anterior approach. Patients should have failed at least 6 weeks of conservative treatment prior to implantation of the SECURE®-C Cervical Artificial Disc.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading spinal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of spine professionals with a shared vision to create products that enable spine surgeons to promote healing in patients with spinal disorders. Additional information can be accessed at www.globusmedical.com.

Safe Harbor Statements
All statements included in this press release other than statements of historical fact are forward-looking statements and are based on our current assumptions. Forward-looking statements are subject to many risks, uncertainties and other factors that may affect our businesses and operations. These risks, uncertainties and other factors may cause our actual results to be materially and adversely different than those expressed or implied by our forward-looking statements. For a discussion of some of the risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our prospectus filed with the Securities and Exchange Commission on August 3, 2012, as amended, including the sections labeled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and in our periodic reports on file with the Securities and Exchange Commission. These documents are available at www.sec.gov. We undertake no obligation to update any forward-looking statements as a result of new information or future events or circumstances arising after the date on which it was made. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Contact:
Ed Joyce
Phone: (610) 930-1800
Email:     ejoyce@globusmedical.com
www.globusmedical.com